--------------------------------------------------------------------------------
SEC 1344
(2-2002)    Persons who potentially are to respond to the collection of
Previous    information contained in this form are not required to respond
versions    unless the form displays a currently valid OMB control number.
obsolete
--------------------------------------------------------------------------------




                                                  ------------------------------
                                                     OMB APPROVAL
                    UNITED STATES                  OMB Number: 3235-0058
         SECURITIES AND EXCHANGE COMMISSION        Expires: January 31, 2005
               Washington, D.C. 20549              Estimated average burden
                                                   hours per response.....2.50
                                                  ------------------------------

                     FORM 12b-25

                                                  ------------------------------
                                                   SEC FILE NUMBER 0-15187
              NOTIFICATION OF LATE FILING          CUSIP NUMBER  449518-20-8
                                                  ------------------------------

(Check One): [_] Form 10-K [_] Form 20-F [_]Form 11-K [X]Form 10-Q
[_]Form N-SAR

For Period Ended: March 31, 2003
                  --------------
[_] Transition Report on Form 10-K
[_] Transition Report on Form 20-F
[_] Transition Report on Form 11-K
[_] Transition Report on Form 10-Q
[_] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________

--------------------------------------------------------------------------------
  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
--------------------------------------------------------------------------------
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herin.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART I -- REGISTRANT INFORMATION


IFX Corporation
________________________________________________________________________________
Full Name of Registrant


________________________________________________________________________________
Former Name if Applicable

15050 NW 79 Court
________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

MIAMI LAKES, FL 33016
________________________________________________________________________________
City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date;
X or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

     The Registrant is unable to complete its Form 10-Q by the filing deadline without unreasonable cost and effort due to the resignation of the Registrant Chief Financial Officer on April 10, 2003 and the Registrant General Counsel on April 16, 2003.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification



   Michael Shalom                  305                          512-1100
---------------------        ---------------              --------------------
       (Name)                  (Area Code)                 (Telephone Number)

(2) Have all other periodic reports reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). X Yes [_] No

________________________________________________________________________________

____________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [_] Yes X No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

.................................................................................

                                 IFX Corporation
           ---------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  May 14, 2003   By /s/ Michael Shalom, CEO, Interim Chief Financial Officer
     -------------      --------------------------------------------------------
                            Michael Shalom, CEO, Interim Chief Financial Officer